Exhibit 10.6

AMENDMENT NO. 1

TO

PARSLEY ENERGY, INC.

2014 LONG TERM INCENTIVE PLAN

(AS AMENDED AND RESTATED FEBRUARY 19, 2015)

This Amendment No. 1 (this “Amendment”) to the Parsley Energy, Inc. 2014 Long Term Incentive Plan (As Amended and Restated February 19, 2015) (the “Plan”) of Parsley Energy, Inc., a Delaware corporation (the “Company”), is effective as of January 10, 2020.

RECITALS

WHEREAS, the Plan was originally adopted by the Board of Directors of the Company (the “Board”) on May 21, 2014, and approved by the stockholders of the Company on May 9, 2014, to be effective on May 21, 2014, and was subsequently amended and restated by the Board on February 19, 2015;

WHEREAS, on January 10, 2020, the Company completed the acquisition of Jagged Peak Energy Inc., a Delaware corporation (“Jagged Peak”), pursuant to that certain Agreement and Plan of Merger, dated as of October 14, 2019 (the “Merger Agreement”), among the Company, Jackal Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and Jagged Peak;

WHEREAS, pursuant to the Merger Agreement, effective as of the Effective Time (as defined in the Merger Agreement), Merger Sub merged with and into Jagged Peak (the “Merger”), with Jagged Peak continuing as the surviving corporation, and immediately thereafter, as part of the same transaction, Jagged Peak then merged with and into Jackal Merger Sub A, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“LLC Sub”), with LLC Sub continuing as the surviving entity; and

WHEREAS, in connection with the completion of the Merger and in accordance with Section 10(c) of the Plan, the Board wishes to amend the Plan to increase the number of shares of the Company’s Class A common stock, par value $0.01 per share, authorized for issuance under the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.    Amendment to Plan. Section 4(a) of the Plan is hereby deleted in its entirety and replaced with the following:

“(a) Overall Number of Shares Available for Delivery. Subject to adjustment in a manner consistent with any adjustment made pursuant to Section 9, the total number of shares of Stock reserved and available for issuance in connection with Awards under this Plan shall not exceed 12,727,273 shares, and such total shall be available for the issuance of Incentive Stock Options; provided, that, effective January 10, 2020, in connection with the merger of Jagged Peak Energy, Inc. (“Jagged Peak”) with and into a subsidiary of the Company (the “Jagged Peak merger”) pursuant to the terms of that certain

Agreement and Plan of Merger, dated as of October 14, 2019, among the Company, Jackal Merger Sub, Inc., and Jagged Peak, an additional 10,845,524 shares of Stock shall be reserved and available for issuance in connection with Awards (other than Incentive Stock Options) under this Plan (the “Jagged Peak Shares”); provided, further, that, in accordance with the New York Stock Exchange Listed Company Manual and the interpretative guidance thereunder (including Rule 303A.08), no Awards issued in respect of the Jagged Peak Shares may be granted (i) on or after January 26, 2027 (or the expiration of this Plan, if earlier) or (ii) to individuals who were employed, immediately before the completion of the Jagged Peak merger, by the Company or its Subsidiaries.”

2.    Reference to and Effect on the Plan. The Plan, as amended by this Amendment, and all other documents, instruments, and agreements executed or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

3.    Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any conflict of law provisions thereof, except to the extent Delaware law is preempted by federal law.

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